Filed Pursuant to Rule 433
                                                          File No: 333-132249-15

   The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322 or you e-mail a request to dg.prospectus_distribution@bofasecurities.com. The securities may not be suitable for all investors. Banc of America Securities LLC and its affiliates may acquire, hold or sell positions in these securities, or in related derivatives, and may have an investment or commercial banking relationship with the depositor.

   The information contained in these materials may be based on assumptions regarding market conditions and other matters as reflected herein. Banc of America Securities LLC (the "Underwriter") makes no representation regarding the reasonableness of such assumptions or the likelihood that any such assumptions will coincide with actual market conditions or events, and these materials should not be relied upon for such purposes. The Underwriter and its affiliates, officers, directors, partners and employees, including persons involved in the preparation or issuance of these materials, may, from time to time, have long or short positions in, and buy and sell, the securities mentioned herein or derivatives thereof (including options). Information in these materials is current as of the date appearing on the material only. Information in these materials regarding any securities discussed herein supersedes all prior information regarding such securities. These materials are not to be construed as an offer to sell or the solicitation of any offer to buy any security in any jurisdiction where such an offer or solicitation would be illegal.

                        THE SERIES 2007-2 CERTIFICATES


                       Initial        Pass-
                        Class        Through                                                                          Minimum
Class                Balance (1)      Rate       Principal Types(2)                         Interest Types(2)       Denomination
-----------------   -------------    -------     ------------------------------------   -------------------------   ------------
Offered
Certificates
Class 1-A-1 .....      $5,000,000      5.500%    Senior, Pass-Through                          Fixed Rate                 $1,000
Class 1-A-2 .....     $18,995,000      5.500%    Super Senior, Pass-Through                    Fixed Rate                 $1,000
Class 1-A-3 .....      $1,485,000      5.500%    Super Senior Support, Pass-Through            Fixed Rate                 $1,000
Class 1-A-R .....            $100      5.500%    Senior, Sequential Pay                        Fixed Rate                   $100
Class 1-PO ......        $108,143         (5)    Senior, Ratio Strip                         Principal Only              $25,000
Class 2-A-1 .....     $57,000,000      6.000%    Senior, Pass-Through                          Fixed Rate                 $1,000
Class 2-A-2 .....     $12,255,000      6.000%    Super Senior, Lockout                         Fixed Rate                 $1,000
Class 2-A-3 .....        $958,000      6.000%    Super Senior Support, Lockout                 Fixed Rate                 $1,000
Class 2-A-4 .....     $61,970,000      5.750%    Super Senior, Sequential Pay                  Fixed Rate                 $1,000
Class 2-A-5 .....      $4,845,000      6.000%    Super Senior Support, Sequential Pay          Fixed Rate                 $1,000
Class 2-A-6 .....     $40,089,000         (6)    Senior, Sequential Pay                       Floating Rate               $1,000
Class 2-A-7 .....              (7)        (8)    Senior, Notional Amount                 Inverse Floating Rate,       $1,000,000
                                                                                               Interest Only
Class 2-A-8 .....      $2,428,000      6.000%    Senior, Sequential Pay                        Fixed Rate                 $1,000
Class 2-A-9 .....              (7)     6.000%    Senior, Notional Amount                Fixed Rate, Interest Only       $100,000
Class 3-A-1 .....              (7)        (9)    Senior, Notional Amount                 Inverse Floating Rate,       $1,000,000
                                                                                            Interest Only
Class 3-A-2 .....    $162,192,000        (10)    Super Senior, Pass-Through                   Floating Rate               $1,000
Class 3-A-3 .....      $4,587,000        (11)    Super Senior Support, Pass-Through           Floating Rate               $1,000
Class 3-IO ......              (7)     7.000%    Senior, Notional Amount                       Fixed Rate               $100,000
Class B-1 .......     $12,431,000        (12)    Subordinated                                 Variable Rate              $25,000
Class B-2 .......      $5,614,000        (12)    Subordinated                                 Variable Rate              $25,000
Class B-3 .......      $4,010,000        (12)    Subordinated                                 Variable Rate              $25,000

Non-Offered
Certificates
Class B-4 .......      $2,807,000        (12)    Subordinated                                 Variable Rate             N/A
Class B-5 .......      $2,205,000        (12)    Subordinated                                 Variable Rate             N/A
Class B-6 .......      $2,005,822        (12)    Subordinated                                 Variable Rate             N/A


                                                                     Initial Rating of
                                                 Final Scheduled      Certificates (4)
                    Incremental    Certificate    Distribution     ------------------------
Class               Denomination      Form           Date(3)          Fitch          S&P
-----------------   ------------   -----------   ---------------   ------------   ---------
Offered
Certificates
Class 1-A-1 .....             $1   Book-Entry     June 25, 2037        AAA           AAA
Class 1-A-2 .....             $1   Book-Entry     June 25, 2037        AAA           AAA
Class 1-A-3 .....             $1   Book-Entry     June 25, 2037        AAA           AAA
Class 1-A-R .....       N/A        Definitive     June 25, 2037        AAA           AAA
Class 1-PO ......             $1   Book-Entry     June 25, 2037        AAA           AAA
Class 2-A-1 .....             $1   Book-Entry     June 25, 2037        AAA           AAA
Class 2-A-2 .....             $1   Book-Entry     June 25, 2037        AAA           AAA
Class 2-A-3 .....             $1   Book-Entry     June 25, 2037        AAA           AAA
Class 2-A-4 .....             $1   Book-Entry     June 25, 2037        AAA           AAA
Class 2-A-5 .....             $1   Book-Entry     June 25, 2037        AAA           AAA
Class 2-A-6 .....             $1   Book-Entry     June 25, 2037        AAA           AAA
Class 2-A-7 .....             $1   Book-Entry     June 25, 2037        AAA           AAA
Class 2-A-8 .....             $1   Book-Entry     June 25, 2037        AAA           AAA
Class 2-A-9 .....             $1   Book-Entry     June 25, 2037        AAA           AAA
Class 3-A-1 .....             $1   Book-Entry     June 25, 2037        AAA           AAA

Class 3-A-2 .....             $1   Book-Entry     June 25, 2037        AAA           AAA
Class 3-A-3 .....             $1   Book-Entry     June 25, 2037        AAA           AAA
Class 3-IO ......             $1   Book-Entry     June 25, 2037        AAA           AAA
Class B-1 .......             $1   Book-Entry     June 25, 2037         AA          None
Class B-2 .......             $1   Book-Entry     June 25, 2037         A           None
Class B-3 .......             $1   Book-Entry     June 25, 2037        BBB          None

Non-Offered
Certificates
Class B-4 .......       N/A            N/A             N/A              BB          None
Class B-5 .......       N/A            N/A             N/A              B             B
Class B-6 .......       N/A            N/A             N/A             None         None

----------

(1) Approximate. The initial class balance of the offered certificates may vary by a total of plus or minus 5%.

(2)   [Reserved].

(3) The final scheduled distribution date represents the distribution date in the month following the latest maturity date of any mortgage loan contributing to the related cashflow group or in the mortgage pool, as the case may be. The actual final payment on your offered certificates could occur earlier or later than the final scheduled distribution date.

(4) The offered certificates will not be issued unless they receive at least the ratings set forth in this table.

(5) The Class 1-PO Certificates are principal only certificates and will not be entitled to distributions of interest.

(6) During the initial interest accrual period, interest will accrue on the Class 2-A-6 Certificates at the rate of 5.770% per annum. During each interest accrual period after the initial, interest will accrue on the Class 2-A-6 Certificates at a per annum rate equal to (i) 0.450% plus (ii) one-month LIBOR, subject to a minimum rate of 0.450% and a maximum rate of 6.000%. In addition, under certain circumstances, the Class 2-A-6 Certificates will be entitled to amounts received under a yield maintenance agreement.

(7) The Class 2-A-7, Class 2-A-9, Class 3-A-1 and Class 3-IO Certificates are interest only certificates, have no class balances and will bear interest on their notional amounts (initially approximately $40,089,000, $2,582,083, $166,779,000 and $2,871,650, respectively).

(8) During the initial interest accrual period, interest will accrue on the Class 2-A-7 Certificates at the rate of 0.230% per annum. During each interest accrual period after the initial, interest will accrue on the Class 2-A-7 Certificates at a per annum rate equal to (i) 5.550% minus
      (ii) one-month LIBOR, subject to a minimum rate of 0.000% and a maximum rate of 5.550%.

(9) During the initial interest accrual period, interest will accrue on the Class 3-A-1 Certificates at the rate of 1.320% per annum. During each interest accrual period after the initial, interest will accrue on the Class 3-A-1 Certificates at a per annum rate equal to (i) 6.640% minus
      (ii) one-month LIBOR, subject to a minimum rate of 0.000% and a maximum rate of 6.640%.

(10) During the initial interest accrual period, interest will accrue on the Class 3-A-2 Certificates at the rate of 5.680% per annum. During each interest accrual period after the initial, interest will accrue on the Class 3-A-2 Certificates at a per annum rate equal to (i) 0.360% plus (ii) one-month LIBOR, subject to a minimum rate of 0.360% and a maximum rate of 7.000%.

(11) During the initial interest accrual period, interest will accrue on the Class 3-A-3 Certificates at the rate of 5.680% per annum. During each interest accrual period after the initial, interest will accrue on the Class 3-A-3 Certificates at a per annum rate equal to (i) 0.360% plus (ii) one-month LIBOR, subject to a minimum rate of 0.360% and a maximum rate of 7.000%.

(12) Interest will accrue on these Certificates for each distribution date at a per annum rate equal to the weighted average (based on the excess, if any, of the sum of the non-PO portion of the mortgage loans contributing to each cashflow group over the sum of the class balances of the senior non-PO certificates in the related group) of (i) with respect to cashflow group 1, 5.500%, (ii) with respect to cashflow group 2, 6.000% and (iii) with respect to cashflow group 3, 7.000%. For the initial distribution date in June 2007, this rate is expected to be approximately 6.4140% per annum.

      The Mortgage Loans have been divided into three Cashflow Groups (as described below). The principal balance of each Mortgage Loan has been allocated, based on such Mortgage Loan's Net Mortgage Interest Rate, either (i) to one Cashflow Group only or (ii) between two Cashflow Groups, based on two fixed fractions that differ among Mortgage Loans (in each case, the "Applicable Fractions"). Each Cashflow Group consists of differing percentages of the interest on, and principal of, particular Mortgage Loans, calculated so that the principal and interest due on each such Mortgage Loan is treated as if that Mortgage Loan were two mortgage loans bearing interest at two different effective Net Mortgage Interest Rates, one higher than and one lower than the original Net Mortgage Interest Rate of such Mortgage Loan. This allocation enables the Mortgage Pool to be treated as if it were made up of multiple groups of mortgage loans bearing interest at various fixed rates. This allocation will affect the rate of prepayment of the Certificates because principal payments collected on each Mortgage Loan may be allocated to more than one Cashflow Group and used to pay one or more classes of certificates related to those Cashflow Groups.

      "Cashflow Group 1" consists of all of the Mortgage Loans with Net Mortgage Interest Rates less than or equal to 5.500% and the Applicable Fraction of each Mortgage Loan with a Net Mortgage Interest Rate greater than 5.500% but less than 6.000%. The "Effective Net Mortgage Interest Rate" with respect to each Mortgage Loan or portion thereof in Cashflow Group 1 will be 5.500%.

      "Cashflow Group 2" consists of Mortgage Loans with Net Mortgage Interest Rates equal to 6.000% and the Applicable Fraction of each Mortgage Loan with a Net Mortgage Interest Rate greater than 5.500% but less than 6.000% and the Applicable Fraction of each Mortgage Loan with a Net Mortgage Interest Rate greater than 6.000% but less than 7.000%. The "Effective Net Mortgage Interest Rate" with respect to each Mortgage Loan or portion thereof in Cashflow Group 2 will be 6.000%.

      "Cashflow Group 3" consists of the Applicable Fraction of each Mortgage Loan with a Net Mortgage Interest Rate greater than 6.000% but less than 7.000% and all the Mortgage Loans with Net Mortgage Interest Rates equal to or greater than 7.000%. The "Effective Net Mortgage Interest Rate" with respect to each Mortgage Loan or portion thereof in Cashflow Group 3 will be 7.000%.

      Cashflow Group 1, Cashflow Group 2 and Cashflow Group 3 are each referred to herein as a "Cashflow Group."

      As stated above, specified portions of the Mortgage Loans may be allocable to more than one Cashflow Group. Collections and losses on the Mortgage Loans will be allocated to Cashflow Group 1, Cashflow Group 2 and Cashflow Group 3 on the basis of the related Applicable Fraction of each Mortgage Loan having a Net Mortgage Interest Rate within a specified range as set forth below:

            (A) Mortgage Loans with Net Mortgage Interest Rates Less than or Equal to 5.500%:

                  Principal on each of the Mortgage Loans with Net Mortgage
            Interest Rates less than or equal to 5.500% will be allocated to Cashflow Group 1.

                  The Applicable Fraction for each such Mortgage Loan and
            Cashflow Group 1 is 100%.

            (B) Mortgage Loans with Net Mortgage Interest Rates Greater than 5.500% but Less than 6.000%:

                  Principal on each of the Mortgage Loans with Net Mortgage
            Interest Rates greater than 5.500% but less than 6.000% will be allocated between Cashflow Group 1 and Cashflow Group 2 based upon the Applicable Fraction.

                  The Applicable Fraction for the principal portion of each such
            Mortgage Loan contributing to Cashflow Group 1 is equal to (i) 6.000% minus the related Net Mortgage Interest Rate of such Mortgage Loan divided by (ii) 0.500% and the Applicable Fraction for the portion of each such Mortgage Loan contributing to Cashflow Group 2 is equal to the excess, if any, of (i) 1 over (ii) (a) 6.000% minus the related Net Mortgage Interest Rate of such Mortgage Loan divided by (b) 0.500%.

            (C) Mortgage Loans with Net Mortgage Interest Rates Equal to 6.000%:

                  Principal on each of the Mortgage Loans with Net Mortgage
            Interest Rates equal to 6.000% will be allocated to Cashflow Group
            2.

                  The Applicable Fraction for each such Mortgage Loan and
            Cashflow Group 2 is 100%.

            (D) Mortgage Loans with Net Mortgage Interest Rates Greater than 6.000% but Less than 7.000%:

                  Principal on each of the Mortgage Loans with Net Mortgage
            Interest Rates greater than 6.000% but less than 7.000% will be allocated between Cashflow Group 2 and Cashflow Group 3 based upon the Applicable Fraction.

                  The Applicable Fraction for the principal portion of each such
            Mortgage Loan contributing to Cashflow Group 2 is equal to (i) 7.000% minus the related Net Mortgage Interest Rate of such Mortgage Loan divided by (ii) 1.000% and the Applicable Fraction for each such Mortgage Loan contributing to Cashflow Group 3 is equal to the excess, if any, of (i) 1 over (ii) (a) 7.000% minus the related Net Mortgage Interest Rate of such Mortgage Loan divided by (b) 1.000%.

            (E) Mortgage Loans with Net Mortgage Interest Rates Greater than or Equal to 7.000%

                  Principal on each of the Mortgage Loans with Net Mortgage
            Interest Rates greater than or equal to 7.000% will be allocated to Cashflow Group 3.

                  The Applicable Fraction for each such Mortgage Loan and
            Cashflow Group 3 is 100%.

      Senior Principal Distribution Amount

      For the Senior Non-PO Certificates of group 1:

      On each Distribution Date, the Trustee will distribute an amount equal to the lesser of (a) the Senior Principal Distribution Amount for Cashflow Group 1 for that Distribution Date and (b) the product of (1) the Cashflow Group Distribution Amount for Cashflow Group 1 remaining after payment of funds due to the Trustee and distributions of interest on the group 1 Certificates and (2) a fraction, the numerator of which is the Senior Principal Distribution Amount for Cashflow Group 1 and the denominator of which is the sum of the PO Principal Amount for Cashflow Group 1 and the Senior Principal Distribution Amount for Cashflow Group 1, as principal, sequentially, as follows:

      first, to the Class 1-A-R Certificate, until its Class Balance has been reduced to zero; and

      second, concurrently, to the Class 1-A-1, Class 1-A-2 and Class 1-A-3 Certificates, pro rata, until their Class Balances have been reduced to zero.

      For the Senior Non-PO Certificates of group 2:

      On each Distribution Date, the Trustee will distribute an amount equal to the lesser of (a) the Senior Principal Distribution Amount for Cashflow Group 2 for that Distribution Date and (b) the Cashflow Group Distribution Amount for Cashflow Group 2 remaining after payment of funds due to the Trustee and distributions of interest on the group 2 Certificates, as principal, concurrently, as follows:

            (A) approximately 31.7469158150% to the Class 2-A-1 Certificates, until their Class Balance has been reduced to zero; and

            (B) approximately 68.2530841850%, sequentially, as follows:

                  (i) concurrently, to the Class 2-A-2 and Class 2-A-3
            Certificates, pro rata, up to the Priority Amount for such Distribution Date;

                  (ii) up to $1,000 to the Class 2-A-6 Certificates, until its
            Class Balance has been reduced to zero;

                  (iii) concurrently, to the Class 2-A-4 and Class 2-A-5
            Certificates, pro rata, up to 0.91% of the sum of the initial Class Balances of the Class 2-A-4 and Class 2-A-5 Certificates, until their Class Balances have been reduced to zero;

                  (iv) to the Class 2-A-6 Certificates, until their Class
            Balance has been reduced to zero;

                  (v) concurrently, to the Class 2-A-4 and Class 2-A-5
            Certificates, pro rata, until their Class Balances have been reduced to zero;

                  (vi) to the Class 2-A-8 Certificates, until their Class
            Balance has been reduced to zero; and

                  (vii) concurrently, to the Class 2-A-2 and Class 2-A-3
            Certificates, pro rata, until their Class Balances have been reduced to zero.

      For the Senior Non-PO Certificates of group 3:

      On each Distribution Date, the Trustee will distribute an amount equal to the lesser of (a) the Senior Principal Distribution Amount for Cashflow Group 3 for that Distribution Date and (b) the Cashflow Group Distribution Amount for Cashflow Group 3 remaining after payment of funds due to the Trustee and distributions of interest on the group 3 Certificates, as principal, concurrently, to the Class 3-A-2 and Class 3-A-3 Certificates, pro rata, until their Class Balances have been reduced to zero.

      The preceding distribution priorities for a group will not apply on any Distribution Date on or after the Senior Credit Support Depletion Date. On each of those Distribution Dates, the amount to be distributed as principal to the Senior Non-PO Certificates of a group will be distributed, concurrently, as principal of the classes of Senior Non-PO Certificates of that group pro rata.

The Yield Maintenance Agreement

      The Trustee, on behalf of the Issuing Entity, will enter into a yield maintenance agreement with the Sponsor, as Counterparty, which will be for the benefit of the Class 2-A-6 Certificates (the "Yield Maintenance Agreement.") For any Distribution Date prior to and including the Distribution Date in October 2011, if one-month LIBOR, as calculated for the Interest Accrual Period related to such Distribution Date, exceeds 5.55% per annum, the Counterparty will be obligated to pay to the Trustee, for deposit into the Reserve Fund, the Yield Maintenance Agreement Payment. The "Yield Maintenance Agreement Payment" for any Distribution Date will be an amount equal to the product of (a) the amount by which (i) the lesser of one-month LIBOR and 9.05% exceeds (ii) 5.55%, (b) the lesser of (x) the Class Balance of the Class 2-A-6 Certificates prior to distributions on that Distribution Date and (y) the notional amount set forth for that Distribution Date in the table below and (c) one-twelfth. The Counterparty is required to make any Yield Maintenance Agreement Payment on the twenty-third day of each month in which a Distribution Date occurs (or, if not a business day, the immediately preceding business day).

      For each Distribution Date prior to and including the Distribution Date in October 2011, any Yield Maintenance Agreement Payment received by the Trustee will be deposited into the Reserve Fund for distribution to the holders of the Class 2-A-6 Certificates. Amounts received on the Yield Maintenance Agreement will not be available to make distributions on any class of Certificates other than the Class 2-A-6 Certificates.

      Priority Amount

      On each Distribution Date prior to the Senior Credit Support Depletion Date, to the extent funds are available, an amount up to the Priority Amount for such Distribution Date will be distributed as principal to the Class 2-A-2 and Class 2-A-3 Certificates in accordance with the priorities described above under "-- Senior Principal Distribution Amount."

      The "Priority Amount" for any Distribution Date will be equal to the lesser of (i) the aggregate Class Balance of the Class 2-A-2 and Class 2-A-3 Certificates and (ii) the product of (a) the Non-PO Principal Amount for Cashflow Group 2, (b) the Shift Percentage and (c) the Priority Percentage.

      The "Priority Percentage" for any Distribution Date will equal (i) the aggregate Class Balance of the Class 2-A-2 and Class 2-A-3 Certificates divided by (ii) the Pool Principal Balance (Non-PO Portion) for Cashflow Group 2.

      The "Shift Percentage" for any Distribution Date will be the percentage indicated below:

Distribution Date Occurring In          Shift Percentage
------------------------------          ----------------
June 2007 through May 2012....                 0%
June 2012 through May 2013....                30%
June 2013 through May 2014....                40%
June 2014 through May 2015....                60%
June 2015 through May 2016....                80%
June 2016 and thereafter......               100%

                  Yield Maintenance Agreement Notional Amounts

Yield Maintenance Agreement           Yield Maintenance
     Distribution Date            Agreement Notional Amount
-----------------------------     -------------------------
June 25, 2007................         $      40,089,000
July 25, 2007................         $      39,748,428
August 25, 2007..............         $      39,301,759
September 25, 2007...........         $      38,750,524
October 25, 2007.............         $      38,096,516
November 25, 2007............         $      37,341,795
December 25, 2007............         $      36,488,681
January 25, 2008.............         $      35,539,747
February 25, 2008............         $      34,497,817
March 25, 2008...............         $      33,366,595
April 25, 2008...............         $      32,149,582
May 25, 2008.................         $      30,901,943
June 25, 2008................         $      29,682,505
July 25, 2008................         $      28,491,493
August 25, 2008..............         $      27,328,477
September 25, 2008...........         $      26,193,029
October 25, 2008.............         $      25,084,730
November 25, 2008............         $      24,003,166
December 25, 2008............         $      22,947,931
January 25, 2009.............         $      21,918,624
February 25, 2009............         $      20,914,850
March 25, 2009...............         $      19,936,220
April 25, 2009...............         $      18,982,351
May 25, 2009.................         $      18,052,866
June 25, 2009................         $      17,147,394
July 25, 2009................         $      16,265,568
August 25, 2009..............         $      15,407,030
September 25, 2009...........         $      14,571,423
October 25, 2009.............         $      13,758,398
November 25, 2009............         $      12,967,612
December 25, 2009............         $      12,198,726
January 25, 2010.............         $      11,451,405
February 25, 2010............         $      10,725,321
March 25, 2010...............         $      10,020,150
April 25, 2010...............         $       9,335,574
May 25, 2010.................         $       8,671,279

June 25, 2010................         $       8,026,955
July 25, 2010................         $       7,402,297
August 25, 2010..............         $       6,797,007
September 25, 2010...........         $       6,210,789
October 25, 2010.............         $       5,643,351
November 25, 2010............         $       5,094,408
December 25, 2010............         $       4,563,678
January 25, 2011.............         $       4,050,882
February 25, 2011............         $       3,555,747
March 25, 2011...............         $       3,078,003
April 25, 2011...............         $       2,617,386
May 25, 2011.................         $       2,173,634
June 25, 2011................         $       1,746,489
July 25, 2011................         $       1,335,699
August 25, 2011..............         $         941,013
September 25, 2011...........         $         562,186
October 25, 2011.............         $         198,976
November 25, 2011                     -----------------